Exhibit 99.B.J


PricewaterhouseCoopers LLP


CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N- 1A of our report dated October 6, 2000, relating to the financial statements and financial highlights which appear in the August 31, 2000 Annual Report to Shareholders of Chartwell Small Cap Value Fund and Chartwell Large Cap Value Fund, each a series of Advisors Series Trust is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," Financial Statements," and "Counsel and Independent Accounts" in such Registration.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York
December 15, 2000